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                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT (this "Agreement"), dated as of August 10, 1999 (the "Commencement Date"), by and between RSL Communications, Ltd., a Bermuda company (the "Company"), and David Hardwick ("Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -


            WHEREAS, RSL COM Europe, Ltd. ("RSL Europe"), a subsidiary of the Company, and Executive are parties to an Employment Agreement, dated as of August 21, 1997 (the "Old Employment Agreement"), a Stock Unit Award Agreement, entered into as of October 1, 1997, pursuant to which Executive was initially granted 5,764.29 restricted units at an initial value of $0.15 per unit (the "Existing Award Agreement"), and a Stock Unit Award Agreement, entered into as of October 1, 1997, pursuant to which Executive was granted 5,764.29 restricted units at an initial value per stock unit based on capital invested in RSL Europe (the "Old Award Agreement", and together with the Old Employment Agreement, the "Old Agreements");

            WHEREAS, the Company and Executive desire to modify the terms of Executive's employment with the Company and to terminate the Old Agreements upon the execution and delivery of this Agreement and to keep in place the Existing Award Agreement (a copy of which is attached hereto as Exhibit A);

            WHEREAS, this Agreement shall set out the terms and conditions of Executive's employment by the Company from and after the Commencement Date; and

            WHEREAS, the Executive desires to continue in the employment of the Company from and after the Commencement Date under those terms and conditions;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1.    Employment.

      (a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts continued employment by the Company.

      (b) Term of Employment. The Company shall employ Executive for a term (the "Term") commencing on the Commencement Date and ending August 1, 2002,


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unless extended by a written agreement signed by both parties. The period commencing on the Commencement Date and ending on the earlier of (i) the expiration of the Term, or (ii) the date of Executive's termination of employment pursuant to Section 5(a) shall be referred to as the "Employment Period." If the Employment Period or any extension thereof expires without being renewed, the Executive agrees not to bring any claim for a redundancy payment or for unfair dismissal.

2.    Position and Duties.

      (a) In general. Executive shall be employed as Vice President - Global Network Services of the Company and shall perform such duties and services, consistent with such position for the Company, as may be assigned to him from time to time by the Company's Chief Operating Officer (the "COO"). The duties of the Executive shall include serving as an officer or director or otherwise performing services for any "Affiliate" of the Company as requested by the Company. An "Affiliate" of the Company means any entity that controls, is controlled by or is under common control with the Company. Executive shall report to the COO. Executive's principal office shall be located in the London, England metropolitan area.

      (b) Full-time employment. During the Employment Period, Executive shall devote his full business time to the services required of him hereunder, except for time devoted to services required by him to be performed for any "Affiliate" of the Company, vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgement, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company. Executive shall not be engaged in any other business activity which, in the reasonable judgment of the COO, conflicts with the duties of the Executive under this Agreement and shall not serve on the Board of Directors of any other company. Executive shall travel to such location or locations as may be requested by the Company, or which Executive believes is necessary or advisable, in the performance by Executive of his duties hereunder or to the extent appropriate to improve and advance the interests of the Company and its Affiliates. There is no formal disciplinary procedure, but Executive is expected at all times to behave in a manner befitting his employment.

3.    Compensation.

      (a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of 150,000 pounds sterling; provided that, Executive's annual base salary shall be increased as of January 1 of each year, commencing January 1, 2001, by an amount equal to the base salary then in effect, multiplied by the percentage increase in the Cost of Living Index during the preceding


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year. The "Cost of Living Index" means the Retail Prices Index for the London metropolitan area published by the Office of National Statistics for the preceding 12 month period, or if such index is no longer available, such other generally available index measuring changes in consumer purchasing power (in the London metropolitan area or nationally) designated by the Board of Directors. Any delay in increase in Executive's annual base salary by reason of the unavailability of any such index at the time any such increase shall otherwise be due shall be made up by a lump sum payment promptly after the index becomes available. Executive's salary, as adjusted for any increase in the Cost of Living Index, may be further increased at the option and in the discretion of the Board of Directors (such salary, as the same may be increased from time to time, is referred to herein as the "Base Salary"). The Base Salary shall be payable in such installments (but not less frequent than monthly) as the salaries of other executives of the Company are paid.

      (b) Performance Incentive Plan. During the Employment Period, Executive shall be eligible to participate in the Company's 1997 Performance Incentive Plan (the "Bonus Plan") and be given an opportunity to earn up to one times Base Salary upon the achievement of targets determined by the Compensation Committee. Up to 80% of the total bonus in any given year under the Bonus Plan shall be based on Company targets. The remainder will be based on Executive's performance. The discretionary portion of the bonus shall be determined by the Compensation Committee.

      (c)   Equity Participation.

      (i) The Company shall grant Executive a non-qualified stock option (the "Option") under the Company's 1997 Stock Incentive Plan (the "Stock Plan") to purchase 75,000 shares of the Company's Class A Common Stock at an exercise price of US$19.316 per share, the Fair Market Value (as defined in the Stock
Plan) on August 10, 1999, the date of grant. The Option shall become vested and exercisable as set forth below, provided that Executive is employed by the Company on such date (except as otherwise provided below), and once exercisable shall, except as otherwise provided below, remain exercisable until the expiration of seven years from the date of grant. However, the Option shall be immediately terminated upon a termination of Executive's employment by the Company for Cause (as hereinafter defined):

            Date First Exercisable                    Percentage Exercisable

First Anniversary of the Commencement Date                  33 1/3%
Second Anniversary of the Commencement Date                 66 2/3%
Third Anniversary of the Commencement Date                  100%


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The Option shall become immediately exercisable in full in the event that
Executive's employment with the Company is terminated: (i) by the Company other than for Cause, (ii) by Executive for Good Reason or (iii) by reason of the death or Disability of the Executive. Additionally, the Option shall become immediately exercisable in full upon a Change in Control; provided, however, that no acceleration of exercisability or vesting shall occur with respect to the Option if the Compensation Committee reasonably determines in good faith prior to the occurrence of a Change in Control that the Option shall be honored or assumed, or a new stock option substituted therefor (such honored, assumed or substituted option hereinafter called an "Alternative Option") by the Executive's new employer (or the parent or a subsidiary of such employer) immediately following the Change in Control (the "Successor"). If following a Change in Control, Executive is Terminated other than for Cause or Successor conditions Executive's continued employment on relocation of Executive's principal place of employment outside of the London, England metropolitan area, the Option shall become immediately exercisable in full. Except as otherwise provided in the stock option agreement relating to the Option, the exercisable portion of the Option shall, following any termination of Executive's employment (other than for Cause), remain exercisable for the lesser of 90 days and the remaining term of the Option.

      (ii) The Existing Award Agreement shall remain in full force and effect. The Old Award Agreement is terminated and shall be of no further force and effect. In exchange for the Old Award Agreement, the Company shall issue to Executive 90,000 shares of Restricted Stock (as defined under, and in accordance with, the Stock Plan) (the "Restricted Stock"). The Restricted Stock grant date shall be the date the Restricted Stock grant is approved by the Compensation Committee of the Board. The Restricted Stock shall vest in its entirety on September 1, 2000. The Restricted Stock shall become immediately vested in its entirety in the event that Executive's employment with the Company is terminated
(i) by the Company other than for Cause or (ii) by reason of the death or Disability of the Executive, however, in the event that Executive's employment with the Company terminates for any other reason prior to such date, then the Executive shall immediately forfeit all rights with respect to the Restricted Stock and all the Restricted Stock will be immediately canceled, without any payment or other obligation by or of the Company in respect thereof. Additionally, the Restricted Stock shall become immediately vested in full upon a Change in Control; provided, however, that no acceleration of vesting shall occur with respect to the Restricted Stock if the Compensation Committee reasonably determines in good faith prior to the occurrence of a Change in Control that the Restricted Stock shall be honored or assumed, or new restricted stock substituted therefor (such honored, assumed or substituted restricted stock hereinafter called the "Alternative Restricted Stock") by the Successor. If following a Change in Control, Executive is Terminated other than for Cause or Successor conditions Executive's continued employment on relocation of Executive's principal place of employment outside of the London, England metropolitan area, the Restricted Stock shall


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become immediately vested in full. Until such time as the Restricted Stock shall have vested, such shares of Restricted Stock shall be nontransferable.

      The grant of the Restricted Stock shall initially be evidenced by a stock certificate registered in Executive's name (the "Initial Certificate"). The Initial Certificate shall be held by the Company for the benefit of Executive until such time as all of the shares of the Restricted Stock shall have vested. The Restricted Stock shall be subject to and governed by the terms and conditions of the Stock Plan.

4.    Benefits, Perquisites and Expenses.

      (a)   Benefits.  During the Employment Period:
            --------

          (i) The Company will provide Executive with an annual car allowance of 10,000 pounds sterling. Executive may at his option use his own car or have the Company provide a leased car or contract hire car. In addition to the car allowance, the Company will also pay for insurance together with personal and business petrol costs. Executive shall be liable for any personal taxes levied for use of the car, shall take good care of the car and will be responsible for ensuring that it remains, at all times, in road-worthy condition.

          (ii) The Executive will belong to a suitable Personal Pension Scheme nominated by Executive and approved by the Board of Inland Revenue of the United Kingdom. The Executive's pension entitlement shall be 12.5% of Executive's Base Salary as does not exceed the allowable maximum as defined in Section 640A(2) of the Income and Corporation Taxes Act 1988.

          (iii) The Company shall continue to provide Executive and his family with full private medical coverage as Executive currently receives.

          (iv) The Company shall arrange and pay for life insurance for the Executive in the value of four times his Base Salary for the benefit of Executive's family on the Executive's death. The Company may arrange for life insurance to the same amount for the benefit of the Company at the cost of the Company.

Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred


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compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, on the same basis as generally made available to other senior officers of the Company, provided that if such coverage would be additive or duplicative to the benefits Executive is provided pursuant to clauses (ii) or (iii) above the benefits shall be provided by the Company and its Affiliates to Executive in a manner that avoids duplication. The Company may amend or terminate any such plan in its discretion.

      (b) Perquisites. During the Employment Period, Executive shall be entitled to five weeks' paid vacation annually and shall also be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company, provided that Executive shall not receive any other benefit relating to automobiles other than is provided pursuant to clause (i) of Section 4(a) above. Executive shall not be entitled to receive remuneration for unused vacation and shall not be permitted to carry-over unused vacation to the following year. Notwithstanding the foregoing, upon termination of this Agreement for any reason whatsoever, Executive shall be entitled to be paid for each day of vacation time that may remain after deducting from accrued vacation entitlement the amount of vacation already taken in the calendar year in which the employment ceases. Accrued vacation entitlement shall be calculated by taking for each complete calendar month of employment during the calendar year in which the employment ceases, 1/12th of the annual vacation to which the Executive would have been entitled for that year.

      (c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

      (d) Indemnification. The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Memorandum of Association and Bye-Laws in effect on the date hereof.

5.    Termination of Employment.

      (a) Termination of the Employment Period. The Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a Termination due to Disability or Retirement, (iii) a


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Termination for Cause, (iv) a Termination Without Cause, (v) a Termination by
Executive for Good Reason, (vi) a Termination by Executive other than for Good Reason or (vii) the expiration of the Term. The Company or the Executive may initiate a termination in any manner permitted hereunder by giving the other party written notice thereof (the "Termination Notice"). The effective date (the "Termination Date") of any termination shall be deemed to be the later of (i) in the case of a Termination Notice from Executive, 45 days after the receipt by the Company of the Termination Notice, (ii) the date on which the Termination Notice is given, or (iii) the date specified in the Termination Notice; provided, however, that in the case of the Executive's death, the Termination Date shall be the date of death. Upon termination of his employment for any reason, Executive will immediately resign from all positions that he holds with the Company and its Affiliates and, should Executive fail to tender his resignation within two days of the request, the Company is irrevocably authorized to appoint an agent in his name and on his behalf to sign any documents and do anything necessary or desirable to give effect to his resignation.

      (b)   Payments Upon Certain Terminations.
            ----------------------------------

             (i) Termination Without Cause or Termination by Executive for Good Reason. In the event that Executive's employment is terminated by the Company Without Cause or by Executive for Good Reason, the Company shall pay Executive his Earned Salary, Vested Benefits and a Severance Benefit (as such terms are hereinafter defined). In addition, if Executive's employment terminates pursuant to this subsection (i), the Company shall continue to provide to Executive the benefits referred to in Section 4(a)(iii), or substantially comparable benefits, until the earlier of (x) the date on which Executive is eligible to obtain comparable benefits from other employment or (y) the expiration of the Term or
(z) one year.

             (ii) Termination due to Death. In the event of the termination of Executive's employment due to Executive's death, the Company shall pay Executive's estate Executive's Earned Salary, Vested Benefits and a lump sum payment equal to 12 months of Executive's Base Salary (at the rate in effect on the date of his death).

            (iii) Termination due to Disability or Retirement. In the event of termination of Executive's employment by the Company due to Disability or a Termination due to Retirement, the Company shall pay Executive his Earned Salary and Vested Benefits, plus, in the event of termination due to Disability, to the Executive or his estate his Base Salary at the Termination Date on a monthly basis for 12 months following the month in which Executive's employment is terminated. In the event that Executive's employment with the Company is terminated due to Disability, Executive's benefits under this subsection (iii) shall be reduced by the amount of any Company sponsored (and paid for) disability benefits paid to Executive. The payments to be made


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to Executive during the period of disability prior to termination are intended to comply with the Disability Discrimination Act.

            (iv) Termination by Executive Other Than for Good Reason. In the event of a Termination by Executive other than for Good Reason, the Company shall pay Executive his Earned Salary and Vested Benefits.

            (v) Termination for Cause. In the event of a termination of Executive's employment by the Company for Cause, the Company shall pay Executive his Earned Salary and Vested Benefits.

      (c) Timing of Payments. Earned Salary shall be paid in a single lump sum as soon as practicable, but in no event later than the earlier of 60 days following the end of the Employment Period or the day such Earned Salary would have been payable under the Company's normal payroll practices. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued except as otherwise expressly modified by this Agreement. Fifty percent (50%) of Severance Benefits shall be paid within 30 days after the Termination Date and the remaining 50% of the Severance Benefits shall be paid in equal monthly installments during the eleven month period following the payment of the first 50% of Severance Benefits.

      (d) Retention of monies owed. The Company may at any time during Executive's employment or upon his termination for any reason deduct and retain from any monies owed by it to Executive any sum properly paid by it or any Affiliate to, on behalf or at the request of Executive or due to it from Executive including, but not limited to, unauthorized expenses or excess vacation.

      (e) Definitions. The following capitalized terms have the following meanings:

            "Change in Control" means the occurrence of (i) a sale or other disposition of stock of the Company, other than a spin-off or any other form of distribution of the Company's shares, or an issuance of stock of the Company as a result of which any "person" (as such term is used in section 13(d) and 14(d) of the Exchange Act), other than the Company, or Ronald S. Lauder ("Lauder"), or any of his controlled entities, is or becomes the beneficial owner of more than 50% of the total voting power of the Company and those persons who are members of the Board of Directors of the Company immediately prior to the closing of such transaction constitute less than one half of the membership of the Board of Directors of the Company immediately following the closing of such transaction,
(ii) any merger, consolidation or reorganization following which those persons who are members of the Board of Directors of the Company immediately


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prior to the closing of such transaction constitute less than one half of the membership of the board of directors of the surviving entity immediately following the closing of such transaction, (iii) a transaction pursuant to which more than 50% of the total value of the assets of the Company and its consolidated subsidiaries are transferred and the transferee of such assets is not Lauder or a company controlled by him, or (iv) a complete liquidation of the Company.

            "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends.

            "Normal Retirement Age" means the first day of the month following Executive attaining age 65.

            "Severance Benefit" means an amount equal to Executive's annual Base Salary as in effect immediately prior to the Termination Date.

            "Termination due to Disability" means a termination of Executive's employment by the Company because Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least six consecutive months or (ii) more than nine months in any twelve month period. Any question as to the existence, extent or potentiality of Executive's disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and reasonably acceptable to Executive. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Executive or his legal representative or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive's disability as he, she or they deem appropriate, including the opinion of Executive's personal physician.

            "Termination due to Retirement" means termination of employment by Executive other than for Good Reason, or termination of Executive's employment by the Company other than a Termination for Cause, on or after Executive's Normal Retirement Age.

            "Termination for Cause" means a termination of Executive's employment by the Company due to (i) Executive's conviction of a felony or the entering by Executive of a plea of nolo contendere with respect to a charged felony, (ii) Executive's gross negligence, recklessness, dishonesty, fraud, willful malfeasance or willful misconduct in the performance of the services contemplated by this Agreement, (iii) a willful failure without reasonable justification to comply with a reasonable written order of the Board of Directors, the CEO, or the COO; (iv) a willful and material breach of Executive's duties


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or obligations under this Agreement, including, without limitation, Executive's failure to devote full business time to the Company in accordance with Section 2(b) of this Agreement; or (v) Executive being disqualified from acting as a company director. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Cause unless the Company shall have delivered a written notice to Executive stating that it intends to terminate his employment for Cause and specifying the factual basis for such termination, and the event or events that form the basis for the notice, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

            "Termination Without Cause" means any termination by the Company of Executive's employment hereunder other than (i) a Termination due to Disability,
(ii) a Termination due to Retirement or (iii) a Termination for Cause.

            "Termination for Good Reason" means a termination of Executive's employment by Executive within 90 days following (i) a reduction in Executive's annual Base Salary or opportunity under the Bonus Plan below the levels contemplated by Sections 3(a) and (b), (ii) a material reduction in Executive's positions, duties, responsibilities or reporting lines from those described in
Section 2 hereof; or (iii) a material breach of this Agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (x) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (y) unless Executive shall have delivered a written notice to the Company within 30 days of his having actual knowledge of the occurrence of one of the events specified in clause (i), (ii) or (iii) above stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice or (z) if the opportunity under the Bonus Plan is reduced by action of the Compensation Committee or Board of Directors of the Company. Following a "Change in Control", Executive shall not be deemed to have Good Reason under clause (ii) above so long as he continues to have substantially the responsibilities he had at the time of the Change in Control.

            "Termination Without Good Reason" means any termination by Executive of Executive's employment hereunder other than (i) a termination due to Executive's death, (ii) a Termination due to Retirement, (iii) a Termination for Good Reason, or (iv) a Termination due to Disability.

            "Vested Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, including the Option (to the extent provided in Section 3(c)), at or subsequent to the date of his termination without regard to the performance by Executive of further services or the


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resolution of a contingency, and expenses incurred prior to termination of employment that are reimbursable under Section 4(c).

      (f) Adjustment to Notice. The Company reserves the right to make a payment in lieu of notice should it so wish, or require Executive to remain away from work during the notice period, whichever it may deem appropriate. Any payment in lieu of notice will have any appropriate PAYE tax and National Insurance Contributions deducted at source.

      (g) Full Discharge of Company Obligations. The amounts payable to Executive pursuant to this Section 5 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries and Affiliates, other than Executive's rights to indemnification under Section 4(d).

6.    Agreement Not to Compete With Company

             (a) During the Employment Period and for a period of one year thereafter (the "Applicable Period"), Executive shall not directly or indirectly own, manage, operate, finance, join, control, advise, consult, render services to, have an interest or future interest or participate in the ownership, management, operation, financing or control of, or be employed by or connected in any manner with any Competing Business (other than as a holder of common stock of the Company, and not in excess of 1% of the outstanding voting shares of any other publicly traded company). "Competing Business" means the business of telecommunication services and solutions in any country which is a member of the European Union during the period of Executive's employment with the Company, where the Company or an Affiliate conducts such business at any time during the Term. Any opportunity directly or indirectly related to any business engaged in by the Company, its subsidiaries and Affiliates of which Executive becomes aware during the Term shall be deemed a corporate opportunity of the Company, and Executive shall promptly make such opportunity available to the Company.

            (b) If, during the period of one year after expiration of the Employment Period, Executive proposes to engage directly or indirectly in what may be a Competing Business, Executive shall so notify the Company in a writing which shall fully set forth and describe in detail the nature of the activity which may be a competitive Business, the names of the companies or other entities with or for whom such activity is proposed to be engaged in by Executive or by an Affiliate of Executive (the "Section 6 Notice"). If,


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within 30 days after receipt by the Company of a Section 6 Notice, the Company shall fail to notify Executive that it deems the proposed activity to be a Competing Business, then Executive shall be free to engage in the activities described in the Section 6 Notice without violation of Section 6(a). If, however, the Company notifies Executive that the proposed activities constitute a Competing Business, then (i) Executive shall not engage in such Competing Business during the one year period following expiration of the Employment Period, and (ii) the Company shall pay Executive, during such one year period, in equal monthly installments, an amount equal to his highest Base Salary; provided that the amount payable under this Section 6(b) shall be reduced by the amount of Severance Benefit that Executive is receiving for such period.

7.    Confidential Information

      (a) Without the prior written consent of the Company, Executive shall not disclose at any time during the Employment Period or any time thereafter any Confidential Information (as defined below) to any third person other than in the course of fulfilling Executive's responsibilities under this Agreement unless such Confidential Information has been previously disclosed to the public by the Company or an Affiliate or is in the public domain (other than by reason of Executive's breach of the provisions of this paragraph).

      (b) "Confidential Information" is any non-public information pertaining to the Company or an Affiliate, any of their businesses or the business or personal affairs of Lauder or his family and how any of them conducts its or his business or affairs. "Confidential Information" includes not only information disclosed by the Company or an Affiliate to Executive, but non-public information developed, created or learned by Executive during the course of or as a result of Executive's employment with the Company. "Confidential Information" specifically includes non-public information and documents concerning the Company's and its Affiliates' methods of doing business; research, telecommunications technology, its actual and potential clients, transactions and suppliers (including the Company's or an Affiliate's terms, conditions and other business arrangements with them); client or potential client or transaction lists and billing; advertising, marketing and business plans and strategies (including prospective or pending licensing applications or investments in license holders or applicants); profit margins, goals, objectives and projections; compilations, analyses and projections regarding the Company, its Affiliates or any of its clients or potential clients or their businesses; trade secrets; salary, staffing, management organization or employment information; information relating to members of the Board of Directors and management of the Company or an Affiliate; files, drawings or designs; information regarding product development, marketing plans, sales plans or manufacturing plans; operating policies or manuals, business plans, financial records or packaging design; or any other non-public financial, commercial, business or technical information relating to the Company, an


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Affiliate, Lauder or his family or non-public information designated as confidential or proprietary that the Company, an Affiliate or Lauder may receive belonging to others who do business with any of them.

      (c) Nothing herein shall prevent the disclosure by Executive of any information required by an order of a court having competent jurisdiction or under subpoena from a government agency, provided that, if Executive receives a request for the disclosure of any Confidential Information pursuant to court process or by a government agency, Executive shall promptly (and at the latest within five business days but not less than three days prior to the date Executive is required to respond to the request) notify the Company of that request and cooperate to the maximum extent authorized by law with the Company in protecting the Company's and it Affiliates' interest in maintaining the confidentiality of any Confidential Information. The Company will reimburse Executive for reasonable out-of-pocket costs or expenses incurred by Executive in connection with his cooperation with the Company and its Affiliates hereunder.

8.    No Disparaging Comments

Each of the parties hereto agrees not to make disparaging or derogatory comments about the other party, members of the Board or Affiliates, or members of the Board of Affiliates, except to the extent required by law, and then only after consultation with the other party to the maximum extent possible in order to maintain goodwill for each of the parties.

9.    Return of Company Property

Promptly (and at the latest within ten business days) following Executive's termination of services, Executive shall:

      (i) return to the Company all documents, records, notebooks, computer diskettes and tapes and anything else containing the Company's Confidential Information (as defined above), and any other property or Confidential Information of the Company or its Affiliates, including all copies thereof in Executive's possession, custody or control, and

      (ii) delete from any computer or other electronic storage medium owned by Executive any of the proprietary or Confidential Information of the Company or its Affiliates.

10.   No Soliciting or Hiring Company Employees

During the Employment Period and for a twelve month period thereafter, Executive shall not directly or indirectly induce any employee of the Company or any Affiliate, other than Executive's secretary or personal assistant, to terminate employment with such entity. Additionally, during the Employment Period and for a twelve month period thereafter, Executive shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or any Affiliate as an employee; provided, however, that Executive shall not be deemed to have breached the provisions of this sentence in the event that Executive had no prior knowledge of such hiring (or offer of employment).

11.   Continuing Obligations Following Termination

Executive agrees that his obligations and restrictions with respect to noncompetition, confidentiality, Company property, nondisparagement and nonsolicitation, and the Company obligations to indemnify Executive under
Section 4(d), will continue to apply following the termination of Executive's relationship regardless of the manner in which his relationship with the Company is terminated, whether voluntarily, for Cause, for Good Reason, without Cause or otherwise.

12.   Arbitration of All Disputes

Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the breach, termination or validity thereof, shall be finally resolved by binding arbitration. The arbitration shall be held in London England. Except to the extent inconsistent with this Agreement, the arbitration shall be conducted in accordance with the Rules of the London Court of International Arbitration ("LCIA") then in effect at the time of the arbitration. The arbitration shall be conducted by one arbitrator who shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator within 30 days, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties within 30 days thereafter and the third appointed by the other two arbitrators. If one party names an arbitrator and the other fails to do so in the required time period, the arbitrator so appointed shall act as sole arbitrator. If the two arbitrators do not appoint a third arbitrator within 30 days after the last of the two arbitrators has been appointed, the third arbitrator shall be appointed by the LCIA. The arbitral award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorney's fees and disbursements, unless the arbitrators conclude that matters of equity or important considerations of fairness dictate otherwise. The parties expressly agree that leave to appeal under Section 69(1) or an application for the determination of a preliminary point of law under Section 45 of the Arbitration Act of 1996 may not be sought with respect to any question of law arising from an award. Judgement upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

13.  No Punitive or Emotional Damages

The parties hereto agree that neither the Executive nor the Company will be entitled to seek or obtain punitive, exemplary or similar damages of any kind from the other or, in the case of Executive, from the Company's officers, directors, employees or shareholders, or to seek or obtain damages or compensation for emotional distress, as a result of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the performance, breach, termination or validity thereof. Nothing herein shall preclude an award of compensatory or punitive damages against any other third party.

14.  Injunctive Relief to Avoid Irreparable Injury

      (a) Executive acknowledges and agrees that the individualized services and capabilities that he will provide to the Company under this Agreement are of a personal, special, unique, unusual, extraordinary and intellectual character.

      (b) Executive acknowledges and agrees that because the international telecommunications industry is globally integrated and that its constituent companies are dependent for their survival on protection of their confidential information which is highly advanced and technical and on carefully developed knowledge of customer systems and requirements, the restrictions in this agreement are reasonable to protect the Company's rights under this Agreement and to safeguard the Company's and its Affiliates' Confidential Information.

      (c) Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its Affiliates irreparable injury for which adequate remedies are not available at law. Executive therefore agrees that the Company shall be entitled to an order of specific performance, injunction, restraining order or such other interim or permanent equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Agreement. Executive acknowledges and agrees that if any one or more of any part of such restrictions shall be rendered or judged invalid or unenforceable, such restriction or part shall be deemed to be severed from this Agreement and such invalidity or unenforceability shall not in any way affect the validity of the remaining provisions.

      (d) These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

      (e) Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the noncompetition, nonsolicitation, confidentiality and Company property provisions, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

15.  Automatic Amendment by Court Order and Interim Enforcement

      (a) If the Arbitrator(s) or a court determines that, but for the provisions of this paragraph, any part of this agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

      (b) If the Executive raises any question as to the enforceability of any part or terms of this agreement, including, without limitation, the provisions relating to noncompetition, nonsolicitation, confidentiality and Company property, the Executive specifically agrees that he will comply fully with this Agreement unless and until the entry of an arbitral award to the contrary.

16.  Notices

All notices and other communications required or permitted hereunder shall be sufficiently given if (a) delivered personally, (b) sent by facsimile transmission (with confirmation received), (c) sent by a nationally-recognized air courier assuring overnight delivery, or (d) mailed (by registered or certified mail, return receipt requested and postage prepaid) as follows:

            if to the Executive, to the Executive at:

            26 Sheen Common Drive
            Richmond, Surrey

            if to the Company,  to the Company at

            Clarendon House
            Church Street
            Hamilton HM CX
            Bermuda
            Fax:  (441) 292-4720

            Attention:  Michael Ashford

            with a copy to:

            c/o RSL Communications, N. America, Inc.
            Suite 4300
            767 Fifth Avenue
            New York, New York 10153
            Fax: (212) 317-0600
            Attention:  Corporate Counsel

or to such other address as shall be furnished by notice from time to time by one party hereto to the other party. Any such communication shall be deemed to have been given, (i) in the case of personal delivery, on the date of delivery,
(ii) in the case of delivery by air courier, on the first business day following the day on which such communication was posted, and (iii) in the case of mailing, on the third business day following the day on which such notice was posted.

17.  Sole and Entire Understanding; Amendments

The entire understanding and agreement between the Company and Executive have been incorporated into this Agreement. There are no other agreements, promises, representations, understandings or inducements by the Company to Executive or Executive to the Company other than those specifically set forth in this Agreement. This Agreement may not be altered, amended or added to except in a single writing signed by the Company and the Executive. Executive acknowledges that, excepting the Existing Award Agreeement, he is not entitled to any compensation, unvested stock options or "phantom" grants or benefits of any kind pursuant to the Old Agreements, and upon execution of this Agreement, the Old Agreements are hereby terminated and are of no further force or effect.

18.  Waiver of Breach

A waiver or breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, and any failure to enforce any provision hereof shall not operate as a waiver of such provision or of any other provision.

19.  Headings

The headings of sections in this Agreement are for convenience only, are not a part of this Agreement and shall not affect the construction of the provisions of this Agreement.

20.  Arm's Length

      (a) This Agreement was entered into at arm's length, without duress or coercion, and is to be interpreted as an agreement between parties of equal bargaining strength. Both the Company and the Executive agree that this Agreement is clear and unambiguous as to its terms, and that no parol or other evidence will be used or admitted to alter or explain the terms of this Agreement, but that it will be interpreted based on the language within its four corners in accordance with the purposes for which it is entered into.

      (b) The parties hereto expressly agree that any rule or contractual interpretation, as applied under California law or anywhere else, that would allow parol or extrinsic evidence to attempt to show fraud in the inducement or duress to contradict the plain, unambiguous terms of this Agreement shall not apply to this Agreement and its performance and enforcement. This provision is a material part of this Agreement and, should any party try to introduce evidence contrary to this provision, any other party shall be entitle to consider it a breach and to rescind this contract in full.

21.  Successors and Assigns

      (a) This Agreement will inure to the benefit of, and will be binding upon, the Company, its successors and assigns and upon the Executive and his heirs, successors and assigns; provided, however, that, because this is an Agreement for personal services, the Executive cannot assign any of his obligations under this Agreement to anyone else.

      (b) This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original and the final counterpart shall be deemed to be an original.

22.  English Law Governs

Any questions or other matters arising under this Agreement, whether of validity, interpretation, performance or otherwise, will therefore be governed by and construed in accordance with the laws of the England.

            IN WITNESS WHEREOF, this Agreement has been executed by Executive and then by the Company on the dates shown below, but effective as of the date and year first above written.

                                    EXECUTIVE

                                    /s/ David Hardwick
Date:_____________                  _________________________
                                    David Hardwick


                                    RSL COMMUNICATIONS, LTD.

                                        /s/ Itzhak Fisher
Date:_____________                  BY:______________________
                                          President and Chief
                                          Executive Officer
                                    Title:___________________